November 19, 1996


Ms. Caron Ketchum, Treasurer
Fidelity Distributors Corporation
82 Devonshire Street
Boston, MA  02109

Dear Ms. Ketchum:

Under its former name and style, Crosby Plans Corporation, a registration statement was filed with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, on Form N-8B-
2, registering Fidelity Destiny Plans, as required under that Act, as a unit investment trust of which Fidelity Distributors Corporation ("Distributors") is the sponsor. A registration statement was also filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder, on Form S-6, as amended, covering the registration of the Systematic Investment Plans with or without insurance of Fidelity Destiny Plans. (The Plans' registration statements on Form N-8B-2 and on Form S-6 are referred to herein as the "Registration Statements").

In rendering the opinions expressed herein, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of rendering this opinion. In addition, I have examined the Registration Statements, the prospectus for the Plans dated
November 29, 1995 (the "Prospectus") and the Custodian
Agreement creating such Plans dated July 18, 1969, as amended
March 15, 1972, June 30, 1975, March 1, 1982, and  as of
September 16, 1994 between Distributors and State Street Bank and Trust Company (the "Custodian Agreement"). As to questions of fact material to such opinions, I have, where relevant facts were not independently established, relied upon oral or written certifications by employees of Distributors or of its affiliates.

For the purposes of the opinions expressed herein, I have assumed that the Custodian has all requisite power and authority and has taken all necessary action to enter into and perform all of its obligations under the Custodian Agreement, and that the Custodian
Agreement is and will be the valid, binding and enforceable obligation of each party thereto, other than Distributors, the genuiness of all signatures, the legal capacity of all natural persons, and the due authorization of all other persons.

I understand that pursuant to Rule 24f-2 under the Investment
Company Act of 1940, Distributors has registered an indefinite dollar amount of Plans under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, you are about to file with the Securities and Exchange Commission a notice making definite the registration of securities issued by Destiny Plan I, including reinvested dividends, in consideration of $365,983,015, and of securities issued by Destiny Plan II, including reinvested dividends, in consideration of $411,788,651 or a total consideration paid for such securities equal to $777,771,666 sold in reliance upon Rule 24f-2 during the fiscal year ended September 30, 1996.

I am an attorney admitted to practice in the Commonwealth of Massachusetts, and the opinions stated herein are limited to the laws of the Commonwealth of Massachusetts and the Federal laws of the United States, and I express no opinion concerning any other law.

My opinions set forth below are subject to the following general qualifications:

(a) The validity, binding effect and enforceability of any obligation and the exercise of rights and remedies may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, general equity principles (whether considered in a proceedings in equity or at law) and an implied covenant of good faith and fair dealing;

(b) I express no opinion as to the enforceability of prospective waivers of rights to notice or a hearing, or other rights granted by constitution or statute, powers of attorney, provisions purporting to relieve parties of the consequences of their own negligence or misconduct, provisions granting indemnity or rights of contribution;

(c) The enforceability of the Custodian Agreement may be limited by general principles of contract law which include
(i) the unenforceability of provisions to the effect that provisions therein may be amended or waived only in writing to the extent that an oral agreement modifying such provisions has been entered into, and (ii) the general rule that, where less than all of an agreement is enforceable, the balance is enforceable only when the unenforceable portion is not an essential part of the agreed exchange;

(d) I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of
1940, or applicable state "Blue Sky" or securities laws in connection with sales of the Plans; and

(e) I express no opinion upon the application of any federal, state or local statute, law, rule or regulation to the authority of the Custodian or any other party to the Custodian
Agreement, other than Distributors, to enter into and to carry out its respective obligations under the Custodian
Agreement and exercise rights or remedies under the Custodian Agreement.



Based on the foregoing, and such examination of law as I have deemed necessary, I am of the opinion that:

(1)  You have validly entered into said Custodian
Agreement with State Street Bank and Trust
Company, and said Custodian Agreement is a valid and binding agreement between you and State Street
Bank and Trust Company; and

(2) Shares of Fidelity Destiny Plans, when issued by the Custodian in the manner contemplated in the Custodian Agreement, and the terms of the Prospectus were legal and binding agreements between the parties to the Custodian Agreement and the investors in the Plans.

I consent to your filing this opinion in accordance with Rule 24f-2(b)(1) under the Investment Company of 1940, however, it may not be furnished to any other person without in each instance my prior written consent.

Very truly yours,


/s/Stuart E. Fross
Stuart E. Fross